Exhibit 10.31

FIRST AMENDMENT TO EMPLOYMENT, NON-COMPETITION

AND PROPRIETARY RIGHTS AGREEMENT

This First Amendment (“Amendment”) dated as of June 30, 2009 amends that certain Employment, Non-Competition and Proprietary Agreement (the “Agreement”) effective as of the 29th day of January, 2007, by and between VITACOST.COM, INC., a Delaware corporation (the “Company”), and IRA KERKER (the “Employee”). Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

RECITALS:

A. The Company has filed an S-1/A Registration Statement with the Securities & Exchange Commission in order to effect a public offering of certain shares of its Common Stock and is desirous of entering into this Amendment to adequately compensate him for his additional responsibilities as a result of the proposed public offering and the additional business activities that will be associated with the Company’s ongoing operations.

B. Employee is desirous of amending the Agreement and of continuing to perform services on behalf of the Company to the best of his abilities.

NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Employee and the Company hereby agree as follows:

1. Termination. Sections 2.4 (a) and (c) of the Agreement are amended and restated in its entirety as follows:

(a) Voluntary Termination/Termination For Cause. Upon: (i) termination of the Employee’s employment pursuant to Sections 2.2(c) of (f); or due to Employee’s resignation other than pursuant to Section 2.2(c); or (ii) the expiration of the Employment Term pursuant to Section 2.2(d), because the Employee elects not to extend the Employment Term, Employee shall be entitled to receive his base salary, bonus, benefits and expense reimbursements solely through the date of termination.

(c) Without Cause. If Employee’s employment is terminated Without Cause, pursuant to Section 2.2(e), Employee will be entitled to receive an amount equal to the sum of: (i) 2.5 times his then-current annual base salary; plus (ii) the “Accrued Vacation and Bonus” (collectively, the “Severance Payment”), to be paid in 24 equal monthly installments (each of 1/24th of the total Severance Payment), with the first payment to be made on the first business day of the month immediately following the month in which Employee’s employment was terminated Without Cause, and continuing on the next 23 months thereafter. With respect to computing the Severance Payment, Employee’s “Accrued Vacation and Bonus” shall be an amount equal to the sum of: (i) any of his unused vacation pay for the calendar year in question (to the extent that the percentage of the calendar year elapsed in the year through the termination date (the “Termination Percentage”) multiplied by the number of vacation days to which Employee was entitled for the full year is greater than the number of days of vacation actually taken by Employee during such calendar year through the date of termination of employment; plus (ii) an amount equal to the aggregate cash bonus earned by Employee in the year immediately preceding the year in which employment is terminated multiplied by the Termination Percentage.

Provided that Employee makes a timely election to continue coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), health insurance benefits with the same coverage (subject to Company’s right to change coverage as set forth in the last sentence of this Section) provided to Employee prior to the termination (e.g. medical, dental, optical, mental health) will be provided at the Company’s cost for eighteen (18) months following the termination date, but not longer than until Employee is covered by comparable health insurance benefits from another employer or is otherwise ineligible for COBRA continuation coverage. Nothing contained herein shall restrict the ability of the Company or its successor from changing some or all of the terms of such health insurance benefits, the cost to participants or other features of such benefits; provided, however, that all similarly situated participants are treated the same.

2. Definition of Cause. The definition of “Cause” in Section 2.7(a) of the Agreement is amended and restated as follows:

(a) “Cause” for Employee’s termination will exist if the Company terminates Employee’s employment for any of the following reasons: (i) Employee willfully fails to substantially perform his duties hereunder delegated to him directly by the Company’s Board of Directors (other than any such failure due to his physical or mental illness), and such willful failure is not remedied within ten (10) business days after written notice from the Company’s Board of Directors, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause; (ii) Employee engages in willful and serious misconduct (including, but not limited to, an act of fraud or embezzlement) that has caused or is reasonably expected to result in material injury to the Company or any of its Affiliates; (iii) Employee is convicted of or enters a plea of guilty or nolo contendere to a: (A) crime that materially adversely affects his ability to perform his duties on behalf of the Company; or (B) felony; (iv) Employee engages in alcohol or substance abuse which adversely affects his ability to perform his duties.

3. Vesting and Options. Section 3.5 of the Agreement is amended and restated in its entirety as follows:

3.5 Vesting and Options. As of June 1, 2009, Employee holds the following options of the Company (collectively, the “Existing Options”) and had as of that date no other rights to any other options to purchase stock of the Company:

# Shares	Exercise Price	Expiration Date
100,000	$2.50	2/13/15
25,000	$3.00	5/13/15
125,000	$3.00	12/10/15
25,000	$3.00	12/11/16
162,500	$6.00	12/30/17

The Company has filed a registration statement and amendments thereto with the Securities & Exchange Commission for an initial public offering (“IPO”) of the common stock of the Company. Effective as of the time of the initial closing of the IPO, provided Employee’s employment with the Company has not previously been terminated (for any reason), Employee shall be granted an option to purchase an additional 250,000 shares of common stock of the Company, subject to adjustment after the date of this Amendment for any forward or reverse splits of the common stock of the Company (the “New Option”) for a term of 10 years, exercisable at the same price per share as the shares of common stock are sold in the IPO, fully vested, nonforfeitable and with a right to exercise the New Option at any time over its term; irrespective of whether Employee remains in the employ of the Company. Effective as of the time of the initial closing of the IPO, provided Employee has not previously voluntarily resigned from employment with the Company, Employee’s Existing Options shall be modified, to the extent necessary, so that they will all be fully vested as of the date of this Amendment, nonforfeitable and with a right to exercise the Existing Options at any time over their remaining terms, irrespective of whether Employee remains in the employ of the Company.

4. Miscellaneous.

(a) Notice. The address for notification to the Company with respect to this Agreement is hereby changed as follows:

To Company at:	Vitacost.com Inc. 5400 Broken Sound Blvd. NW – Suite 500 Boca Raton, Florida 33487
	Attention: Telephone: Facsimile: E-Mail:	Stewart Gitler 561-982-4180 561-752-8900 with a copy to 703-418-2768 sgitler@hwglaw.com

(b) Arbitration. The fifth sentence of Section 5.7 of the Agreement is amended and restated as follows:

“The arbitrator shall determine which party, if either, prevailed and shall award the prevailing party its or his costs and legal fees.”

(c) Survival. Section 5.12 of the Agreement is amended and restated in its entirety as follows:

5.12 Survival. The parties’ rights and obligations under this Agreement shall survive any termination of this Agreement.

(d) Section 409A Compliance. Article V of the Agreement is amended by adding the following Section 5.13 to the Article:

5.13 Section 409A Compliance. Notwithstanding anything in the Agreement to the contrary, if (i) all or any portion of any payment or payments to which Employee may be entitled under the terms of the Agreement (each, a “Payment”) constitutes a deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the applicable Payment is payable (or deemed payable) in connection with a “separation from service” as defined in Section 409A(a)(2)(A)(i) of the Code and the regulations and other guidance issued thereunder; and (iii) Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then the applicable Payment shall be made in a lump sum no earlier than the first day of the seventh month following the month in which Employee’s “separation from service” occurs and no later than 15 days thereafter.

5. Exhibit A. Exhibit A is amended and restated in its entirety as set forth below the signature block hereof.

COMPANY:		EMPLOYEE:

VITACOST.COM, INC.
Ira Kerker

By:	/s/ Stewart Gitler	/s/ Ira Kerker
	Stewart Gitler, Chairman of the Board	[Signature]

Address:
Address:

Employee Owned Inventions:

EXHIBIT A

Base Salary: $232,800 per annum. At some time during the period of 120 to 150 days following the initial closing of the IPO, the Company’s compensation committee shall review Employee’s total compensation package and should the Company determine that it is appropriate to increase any of Employee’s compensation, then the Company shall increase Employee’s compensation accordingly.

Bonus: Employee shall be entitled to earn a quarterly bonus not to exceed $17,500, which bonus shall be based upon the Company meeting and/or exceeding both top line and bottom line goals for the quarter.

Benefits: Employee shall be entitled to receive all offered health benefits for himself and his family, at no additional cost.